SEVENTH AMENDMENT dated as of July 13, 1998
                                    (the "Amendment"), to the RIGHTS AGREEMENT dated as of September 9, 1986, as amended as of August 16, 1988, September 14, 1988, January 30, 1989, February 20, 1989, October 7, 1991, March 23, 1993, and June 30, 1993
                                    (as so amended, the "Rights Agreement"), between POLAROID CORPORATION, a Delaware corporation (the "Company"), and BANKBOSTON, N.A., as successor rights agent (the "Rights Agent").


                  WHEREAS, Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent deem it desirable to amend and supplement the Rights Agreement as set forth herein; and

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree that the Rights Agreement is amended as follows:

1. Section 1(a) of the Rights Agreement, as previously amended in the Third Amendment dated January 30, 1989, shall be supplemented and amended to insert the following at the conclusion of such Section:

         "Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Rights Agreement, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a percentage of Common Shares that would otherwise cause such Person to be an "Acquiring Person" or (ii) such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, and such Person, as promptly as practicable divested or divests himself or itself of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Rights Agreement. In addition to the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 20% or more of the Common Shares then outstanding. Notwithstanding the immediately preceding sentence, (a) if a Person shall become the Beneficial Owner of 20% or more but less than 25% or more of the Common Shares then outstanding by reason of such share acquisitions by the Company, such Person shall be deemed to be an "Acquiring Person" if such Person thereafter becomes the Beneficial Owner of any additional Common Shares unless upon the consummation of the acquisition of such additional Common Shares such Person does not own 20% or more of the Common Shares then outstanding and (b) a Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 25% or more of the Common Shares then outstanding unless such Person, as promptly as practicable divested or divests himself or itself of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be the Beneficial Owner of 25% or more of the Common Shares then outstanding, subject to the limitations regarding the acquisition of additional Common Shares by such Person set forth in clause (a) of this sentence. The phrase "then outstanding", when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder."

2. The Company and BankBoston, N.A. hereby agree and confirm that BankBoston, N.A. has been appointed the successor Rights Agent under the Rights Agreement.
Section 22 of the Rights Agreement is hereby amended to specifically provide that the 30 day notice and notice in writing to the registered holders of the Right Certificates provided for by Section 22 upon the substitution of Rights Agent shall not apply to the foregoing appointment.

3. Section 2 of the Rights Agreement is hereby amended to read in its entirety as follows:

            "Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who prior to the Distribution Date shall also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent (the term "Rights Agent" being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents); provided, however, the Rights Agent shall have no duty to supervise, and shall in no event be liable, for the acts or omissions of any such co-Rights Agent. In the event the

         Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

4. Section 19(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without gross negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Rights Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly.

5. Section 21(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or wilful misconduct.

6. Section 26 is hereby amended to provide that any notice or demand authorized by the Rights Agreement to be given or made to or on the Rights Agent shall be addressed as follows:

         BankBoston, N.A.
         c/o Boston EquiServe Limited Partnership
         150 Royall Street
         Canton, MA 02021
         ATTENTION: Client Administration

7. This Amendment shall be effective as of the date hereof. Except as expressly set forth herein, nothing herein shall be deemed or construed to alter or amend the Rights Agreement in any respect, and, except as amended and supplemented hereby, the Rights Agreement shall remain in full force and effect in accordance with the provisions thereof. Unless the context indicates otherwise, each reference in the Rights Agreement to "this Rights Agreement" and the words "hereof", "hereto" and words of similar import shall means the Rights Agreement, as amended and supplemented hereby.

4. This Seventh Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. This Seventh Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.


                                 POLAROID CORPORATION,

                                   by   /s/ Thomas M. Lemberg
                                        -------------------------------------
                                        Name:    Thomas M. Lemberg
                                        Title:   Senior Vice President,
                                                 General Counsel and
                                                 Secretary


Attest:

/s/ Janice E. Neville
-------------------------------------
Name: Janice E. Neville



                                 BANKBOSTON, N.A.

                                   by   /s/ Katherine Anderson
                                        -------------------------------------
                                        Name:  Katherine Anderson
                                        Title: Director of Client Services


Attest:

/s/ Tyler Haynes
-------------------------------------
Name:  Tyler Haynes
Title: Director of Client Services